As filed with the Securities and Exchange Commission on November 6, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_______________
STONEX GROUP INC.
(Exact name of registrant as specified in its charter)
_______________

Delaware	59-2921318
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

230 Park Ave, 10th Floor
New York, NY 10169
(Address of Principal Executive Offices) (Zip Code)

StoneX Group Inc. 2022 Omnibus Incentive Compensation Plan
(Full title of the plans)

William J. Dunaway
Chief Financial Officer
StoneX Group Inc.
230 Park Ave, 10th Floor
New York, NY 10169
(Name and address of agent for service)

(212) 485-3500
(Telephone number, including area code, of agent for service)

Copies to:
Andrew Weil
DLA Piper LLP (US)
444 West Lake Street, Suite 900
Chicago, IL 60606-0089
Tel: (312) 368 4000
Fax: (312) 236 7516
_______________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☒	Accelerated filer	☐	Non-accelerated filer	☐	Smaller reporting company	☐	Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE
This Registration Statement on Form S-8 (this “Registration Statement”) is filed by StoneX Group Inc. (the “Registrant”) with respect to 1,659,211 shares of common stock, $0.01 par value per share (“Common Stock”), of the Registrant, which may be issued under the StoneX Group Inc. 2022 Omnibus Incentive Compensation Plan.
PART I
Information Required in the Section 10(a) Prospectus

The documents containing the information specified in this Part I will be sent or given by the Registrant to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplement pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	The Registrant's latest Annual Report on Form 10-K for the fiscal year ended September 30, 2022, filed with the Commission on November 29, 2022;
(b)	The Registrant’s Quarterly Reports on Form 10-Q for the three months ended December 31, 2022, March 31, 2023 and June 30, 2023, filed with the Commission on February 7, 2023, May 3, 2023 and August 2, 2023, respectively;
(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on December 20, 2022, March 7, 2023, and August 16, 2023;
(d)	The description of Registrant’s securities registered pursuant to Section 12 of the Exchange Act, as filed with the Commission on November 29, 2022 as Exhibit 4.4 to the Registrant’s 2022 Annual Report on Form 10-K for the fiscal year ended September 30, 2022.
All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document, which also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel
Not applicable.

Item 6. Indemnification of Directors and Officers.

Delaware law authorizes corporations to eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach or alleged breach of the directors' “duty of care”. While the relevant statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on directors' duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends and approval of any transaction from which a director derives an improper personal benefit.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with any action, suit, or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, or an action brought by or on behalf of the corporation, indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Article Fifth, Section 10 of the Registrant’s Restated Certificate of Incorporation, as amended, eliminates the personal liability of its directors to the Registrant and its stockholders for monetary damages for breach or alleged breach of their duty of care.

Article VII of the Registrant’s Bylaws dated December 16. 2013 (the “Bylaws”) requires the Registrant to indemnify any person (1) against all judgments, fines, amounts paid in settlement and expenses actually and reasonably incurred by such person in connection with any action, suit or proceeding (other than an action by or in the right of the Registrant) or (2) against any expenses actually and reasonably incurred by such person in an action by or in the right of the Registrant, in either case, by reason of the fact that such person is or was serving as a director or officer of the Registrant or as a director or officer of another enterprise at the Registrant’s request; provided that such person must have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the Registrant’s best interests and, with respect to any criminal action or proceeding, that such person must have had no reasonable cause to believe such person’s conduct was unlawful. Article VII further provides that the Registrant shall not indemnify any person for any liabilities or expenses incurred by such person in connection with an action, suit or proceeding by or in the right of the Registrant in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Registrant, unless and only to the extent that the Delaware Court of Chancery determines that the person is entitled to such indemnity. Prior to indemnifying a person pursuant to Article VII of the Registrant’s Bylaws, the Registrant must determine that such person has met the specified standard of conduct required for indemnification unless ordered by a court. Such determination must be made by (x) a majority vote of a quorum of the directors who were not party to the action, suit or proceeding (y) by independent legal counsel in a written opinion if so directed by a quorum of disinterested directors or if such a quorum is not obtainable, or (z) the shareholders. Expenses incurred in connection with the indemnification provisions of Article VII shall be paid by the Registrant in advance of the final disposition of any action, suit or proceeding upon receipt of an undertaking, by or on behalf of the person who may be entitled to indemnification under Article VII to repay such amounts unless it shall be ultimately determined that he is entitled to be indemnified by the Registrant. The indemnification provided by Article VII of the Registrant’s Bylaws is not exclusive of any other rights to which those seeking indemnification may be entitled under the DGCL.

The Registrant has entered into indemnification agreements with certain of its executive officers and directors, indemnifying them against certain potential liabilities that may arise as a result of their service to the Registrant, and providing certain other protections. The Registrant has obtained directors’ and officers’ liability insurance for each of its directors and executive officers which (subject to certain limits and deductibles) (1) insures such persons against loss arising from certain claims made against them by reason of such persons being a director or officer, and (2) insures the Registrant against loss which it may be required or permitted to pay as indemnification due such persons for certain claims. Such insurance may provide coverage for certain matters as to which the Registrant may not be permitted by law to provide indemnification.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

4.1	Restated Certificate of Incorporation	8-K	000-23554	3.1	October 9, 2009

4.2	Certificate of Amendment of Certificate of Incorporation	10-Q	001-36045	3.2	August 7, 2020

4.3	Certificate of Amendment of Certificate of Incorporation	DEF 14A	001-36045	Appendix A	June 30, 2023

4.4	Bylaws	10-Q	333-160832	3(ii)	August 14, 2007

5.1	Opinion of DLA Piper LLP (US)					X

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm					X

23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)					X

24	Power of Attorney (included on the signature page of this Registration Statement)					X

99.1#	2022 Omnibus Incentive Compensation Plan	DEF 14A	001-36045	Exhibit A	January 21, 2022

107	Filing Fee Table					X
#       Indicates a management contract or compensatory plan or arrangement.

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (A)(1)(i) and (A)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 6, 2023.

STONEX GROUP INC.

By:	/s/ Sean O’Connor
Sean O’Connor
President and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Sean O’Connor and William J. Dunaway, and each of them, as his or her true and lawful attorney-in-fact, proxy and agent with the full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments to this Registration Statement on Form S-8), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, proxies and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, proxies and agents, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sean O’Connor	President, Chief Executive Officer and Director (Principal Executive Officer)	November 6, 2023
Sean O’Connor

/s/ William J. Dunaway	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 6, 2023
William J. Dunaway

/s/ John Radziwill	Chairperson of the Board, Director	November 6, 2023
John Radziwill

/s/ Annabelle Bexiga	Director	November 6, 2023
Annabelle Bexiga

/s/ Scott J. Branch	Director	November 6, 2023
Scott J. Branch

/s/ Diane L. Cooper	Director	November 6, 2023
Diane L. Cooper

/s/ John M. Fowler	Director	November 6, 2023
John M. Fowler

/s/ Steve Kass	Director	November 6, 2023
Steve Kass

/s/ Eric Parthemore	Director	November 6, 2023
Eric Parthemore

/s/ Dr. Dhamu Thamodaran	Director	November 6, 2023
Dr. Dhamu Thamodaran